Exhibit 99.1

NORFOLK COMMERCE SPE, LLC

* * * * *

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023

NORFOLK COMMERCE SPE, LLC

FOR THE YEAR ENDED

DECEMBER 31, 2023

TABLE OF CONTENTS

Page(s)
Independent Auditor's report	1-2

Financial Statements
Statement of Financial Condition	3
Statement of Operations	4
Statement of Changes in Members' Equity	5
Statement of Cash Flows	6
Notes to Financial Statements	7-11

INDEPENDENT AUDITOR’S REPORT

To Norfolk Commerce SPE, LLC:

Opinion

We have audited the financial statements of Norfolk Commerce SPE, LLC (the “Company”), which comprise the statement of financial condition, as of December 31, 2023, and the related statements of operations, changes in members’ equity and cash flows for the year then ended, and the related notes to the financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations, changes in members’ equity and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting fro fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal-control related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

April 29, 2024

NORFOLK COMMERCE SPE, LLC

STATEMENT OF FINANCIAL CONDIITION

DECEMBER 31, 2023

A S S E T S

Real Estate Property:
Land	$5,235,000
Building and improvements	26,791,906
Equipment	2,881,644
Total Real Estate Property	34,908,550
Less: accumulated depreciation	(2,436,637)

Net Real Estate Property	32,471,913

Cash	1,181,905
Restricted cash	687,946
Accounts receivable - tenants	77,140
Prepaid expenses	38,048
Deferred rent	118,749
Total Assets	$34,575,701

LIABILITIES AND MEMBERS' EQUITY

Liabilities:
Mortgage payable, net of debt issuance costs of $223,527	$22,688,473
Accounts payable and accrued expenses	125,148
Security deposits - tenants	174,761
Deferred revenue	65,313
Due to related party	1,500
Total Liabilities	23,055,195
Commitments and contingencies (Note 8)
Members' equity	11,520,506
Total liabilities and members' equity	$34,575,701

See notes to financial statements

NORFOLK COMMERCE SPE, LLC

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

Revenue:
Rental income	$3,822,153
Total revenue	3,822,153

Expenses:
Operating expenses	701,295
General and administrative expenses	746,073
Property taxes	374,156
Depreciation	1,423,054
Total Operating Expenses	3,244,578

Operating Income	577,575

Other income (expenses):
Interest income	31,602
Interest and debt expenses	(939,040)

Net loss before income taxes	(329,863)

Income taxes	-
Net loss	$(329,863)

See notes to financial statements

NORFOLK COMMERCE SPE, LLC

STATEMENT OF CHANGES IN MEMBERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2023

	Managing Member	Members	Total
Members' equity, January 1, 2023	$1,331,977	$11,987,791	$13,319,768
Capital contributions	-	-	-
Capital distributions	(146,940)	(1,322,459)	(1,469,399)
Net loss	(32,986)	(296,877)	(329,863)
Members' equity, December 31, 2023	$1,152,051	$10,368,455	$11,520,506

See notes to financial statements

NORFOLK COMMERCE SPE, LLC

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2023

Cash flows from operating activities:
Net loss	$(329,863)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,423,054
Amortization of debt issuance costs	67,907
Changes in assets and liabilities:
Deferred rent	(56,645)
Accounts receivable - tenants	54,575
Prepaid expenses	6,795
Accounts payable and accrued expenses	12,149
Security deposits - tenants	11,898
Deferred revenue	(71,651)
Net cash provided by operating activities	1,118,219
Cash flows from financing activities:
Capital distributions	(1,469,399)
Net cash used in financing activities	(1,469,399)
Net decrease in cash and restricted cash	(351,180)
Cash and restricted cash, beginning of year	2,221,031
Cash and restricted cash, end of year	$1,869,851

Cash and restricted cash reported in the statement of financial condition:
Cash	$1,181,905
Restricted cash	687,946
Total cash and restricted cash reported in the statement of cash flows	$1,869,851

Supplemental information:
Cash paid for interest	$871,133

See notes to financial statements

NORFOLK COMMERCE SPE, LLC

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023

1)	ORGANIZATION AND NATURE OF BUSINESS:

Norfolk Commerce SPE, LLC (the Company) was formed as a limited liability company in Delaware on March 9, 2022. Shortly after, on April 14, 2022, the Company acquired three commercial buildings (the Properties) in Norfolk, Virginia, through three wholly owned subsidiaries. The Properties were constructed between 1983 and 1990 and provide a total of 262,000 square feet: 203,000 square feet dedicated to office space and 59,000 square feet for warehouse use. The Company is aiming to lease out a significant portion of the currently unoccupied space within the Properties. The Properties are managed by an affiliated management company, Heritage Capital Management LLC (Note 6).

2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a)            Basis of Presentation - The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies, if any, at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

b)            Cash and Cash Equivalents - The Company considers Cash and all highly liquid short-term investments with an original maturity of three months or less at the time of purchase to be Cash and Cash Equivalents.

c)            Accounts Receivable - Tenants - Accounts receivable are uncollateralized tenant obligations due under the terms of the leases. The Company establishes an allowance for any receivables deemed uncollectible. At December 31, 2023, the Company did not have any allowance for doubtful accounts. Recoveries of tenant receivables previously written off are recorded when received.

d)            Revenue Recognition - Rental revenue includes base rents as well as certain tenant reimbursements (such as property taxes and maintenance costs). In accordance with Accounting Standards Codification (ASC) 842, Leases, base rental revenue is recognized on a straight-line basis over lease terms. Reimbursement revenue is earned in the same period as the expenses are incurred. Advanced rent is classified as deferred revenue on the statement of financial condition, until it is earned over the lease term.

e)            Depreciation - Building, land and building improvements, and equipment (Rental Properties) carried at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major additions and improvements are capitalized. Depreciation is computed on the straight-line method for financial reporting purposes at the end of the year, at rates adequate to allocate the cost of the assets over their expected useful lives, which ranges from 5 to 39 years.

NORFOLK COMMERCE SPE, LLC

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023

f)            Impairment of Rental Properties - In accordance with ASC 360, Impairment or Disposal of Long-Lived Assets, Rental Properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the rental property’s carrying amount over its Undiscounted Cash Flows and the Terminal Value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. Based on such assessment, no impairment of Rental Properties was identified for the year ended December 31, 2023.

g)            Debt Issuance Costs - Debt issuance costs related to mortgage payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of mortgage payable liability and are amortized over the terms of the loan agreement as a component of “interest and debt expense”.

h)            Income Taxes - The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Company is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these financial statements do not reflect a provision for federal and state income taxes.

The Company follows the guidance in the Financial Accounting Standards Board Accounting Standards Codification topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3)	RESTRICTED CASH:

Restricted cash includes utility deposit of $320 and escrow deposits of $687,626. Per the mortgage agreement (Note 5), an escrow account held by the lender collects funds for property taxes, insurance, and various reserves (replacement, repairs, interest).

NORFOLK COMMERCE SPE, LLC

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023

4)	CONCENTRATION OF CREDIT RISK:

The Company maintains its cash balances at two financial institutions. At December 31, 2023, the balances were in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limits.

5)	MORTGAGE PAYABLE:

In connection with the acquisition of the Properties, the Company obtained a mortgage of $22,912,000, secured by the Properties, from Eagle Bank on April 14, 2022. The mortgage matures on April 14, 2027. Prior to April 14, 2025, the mortgage bears fixed interest rate of 3.75%. Beginning April 14, 2025, the mortgage transitions to Month Term Secured Overnight financing Rate (SOFR) forward currency rate plus 3.5% margin spread per annum. Interest expense for the year ended December 31, 2023 was $871,133. The Company is in compliance with all the covenants.

6)	RELATED PARTY TRANSACTIONS:

The Company has entered the following transactions with related parties for the year ended December 31, 2023:

Serial No.	Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount ($)
1	Heritage Norfolk, LLC	Managing Member	Asset Management fee is included in General and administrative expenses	1% of total revenue of the property	38,841
2	Heritage Capital Management LLC	Affiliate/Property Manager	Property Management fee is included in General and administrative expenses	3% of total rental revenue of the property	112,413

NORFOLK COMMERCE SPE, LLC

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023

7)	LEASE AGREEMENTS:

As of December 31, 2023, the Company held 22 non-cancelable operating leases, which expire on various dates from May 2024 through September 2033, and provide for monthly payments plus reimbursements of certain operating costs.

In accordance with ASC 842, Leases, total collectible rents are recognized over the lease terms on a straight-line basis. At December 31, 2023, the deferred rent asset in the amount of $118,749, represents the excess of recognized rental income over actual rent collected.

The following is a summary of minimum future base rentals under the non-cancellable operating leases as of December 31, 2023:

Year Ending December 31,	Amount
2024	$2,633,412
2025	2,177,570
2026	1,492,670
2027	1,124,788
2028	1,116,994
Thereafter	2,883,258
Total	$11,428,692

The preceding minimum future rentals do not include other charges for reimbursement of operating costs.

8)	COMMITMENTS AND CONTINGENCIES:

The Company has commercial general liability coverage on the Properties, with limits of liability customary within the industry. The Company believes the coverage is adequate given the relative risk of loss and the cost of the coverage.

NORFOLK COMMERCE SPE, LLC

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023

9)	MEMBERS’ EQUITY:

Capital Contribution and Withdrawals - Each member of the Company has contributed capital to the Company and thereafter may make additional capital contributions to the Company in accordance with the terms of the Limited Liability Agreement. Without limitation, no member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such member’s capital account. No member shall be entitled to withdraw from the Company.

Profit and Loss Sharing - At least quarterly, or otherwise at such other times as the Manager determines with Yieldstreet’s approval, all available cash shall be distributed to the members in accordance with the limited liability accompany agreement. Allocations of profits or losses of are allocated among the members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such member if the Company were dissolved, its affairs would up and its assets sold for cash equal to their gross asset value, all company liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted gross asset value of the asset securing such liability), and the net assets of the company were distributed to the members immediately after making such allocation; provided, however, that in calculating such target Capital Account amounts there shall be added back to each Member’s Capital Account its share of partnership minimum gain, if any, and partner nonrecourse debt minimum gain, if any.

10)	SUBSEQUENT EVENTS:

The Company has evaluated subsequent events through April 29, 2024 the date these financial statements were available to be issued and has determined that there are no subsequent events.